Exhibit 99.1

Guerrilla RF Reports Record Second Quarter 2024 Results and

Gross Margin Expansion

● Record revenue quarter of $6.1 million, 61.7% increase over prior year period

● Gross Margin expands 631 basis points over prior year quarter to 65.3%

● Closed on $22 million private placement, strengthening financial condition

GREENSBORO, NC — August 13, 2024 — Guerrilla RF, Inc. (OTCQX: GUER), a leading provider of state-of-the-art RF and microwave semiconductors, today announced results for the quarter ended June 30, 2024.

“During the quarter we continued to execute on our growth plans, releasing 12 new products into production and expanding our opportunities in the Catalog Markets and Infrastructure Markets with the acquisition of a GaN device portfolio. Even though we are seeing weakness in the Automotive Market, increased 5G deliveries enabled us to reach a new revenue record of $6.1 million for the quarter. We anticipate the Automotive Market weakness to continue throughout 2024 and, as a consequence, are reducing our revenue guidance by 5% to $20.0 million to $25.0 million for the full year 2024. Having generated $11.2 million in revenue for the first half of 2024, I believe we are well positioned to meet our revised revenue guidance of $20 million to $25 million for 2024 even though Q3 is historically our softest quarter,” said Ryan Pratt, Founder and CEO. “As we scale the business, we are keenly focused on achieving sustainable positive EBITDA and operating cash flow. During the second quarter, we continued to progress towards EBITDA breakeven with an Adjusted EBITDA loss of under $500,000. The management team is pleased with this progress towards EBITDA breakeven as it targets achieving sustained positive operating cashflow.”

Second Quarter Highlights

●	Revenue for the current quarter increased 61.7% to $6.1 million as compared to $3.8 million in the year ago quarter.

●	Gross margin for the current quarter increased 631 basis points to 65.3% of revenues as compared to 59.0% for the year ago quarter.

●	Operating loss for the current quarter was $1.2 million as compared to $3.4 million for the year ago quarter.

●	Net cash used in operating activities narrowed to $1.2 million as compared to $3.1 million in the year ago period.

●	Adjusted EBITDA loss (a non-GAAP measure) was $0.5 million for the current quarter as compared to an Adjusted EBITDA loss of $2.7 million for the year ago quarter.

●	Product backlog (a non-GAAP measure) was $5.0 million at the end of the current quarter as compared to $5.5 million for the year ago quarter.

●	Automotive Market product sales continued to be soft during the current quarter, declining to 31% of total revenue for the quarter as compared to 57% of total revenue for full year 2023.

●	Wireless Infrastructure grew to 35% of total revenue for the current quarter, compared to 9% of total revenue for full year 2023.

●	Released 12 new products into production during the quarter.

●	Completed strategic acquisition of GaN device portfolio from Gallium Semiconductor, opening opportunities in the telecom, radar, and industrial markets for these new products.

Subsequent Events

●

On August 5, 2024, the Company completed a $22.0 million private placement, with net cash proceeds of approximately $21.6 million after deduction of expenses. We plan to use the new capital to accelerate the Company’s growth, pay down outstanding debt and strengthen our competitive position through investing in new market penetration, expanded product offerings, additional R&D initiatives, and purchases of new capital equipment.

●	Restructured primary credit facility by reducing outstanding principal balance and interest rate while extending maturity until December 31, 2028.

GUERRILLA RF, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Guerrilla RF, Inc
Balance Sheet

	June 30, 2024	December 31, 2023
Assets	Unaudited	Audited
Cash	$641,385	$781,318
Accounts receivable, net	2,143,754	2,079,111
Inventories	1,663,227	1,533,592
Prepaid expenses	410,415	458,313
Total Current Assets	4,858,781	4,852,334

Deferred Offering Costs	55,730	-
Intangible Assets, net	354,787	-
Operating ROU Assets	9,916,247	10,500,620
Property, Plant, and Equipment, net	3,041,743	3,659,084
Total Assets	$18,227,288	$19,012,038

Liabilities and Stockholders' Equity (Deficit)
Accounts payable and accrued expenses	$2,054,927	$2,099,537
Short-term debt	1,846,010	1,628,667
Derivative liabilities	-	158,000
Operating lease, current portion	710,863	745,969
Finance lease, current portion	870,448	978,543
Convertible notes	-	78,905
Convertible notes - related parties	-	700,189
Notes payable, current portion	-	10,948,668
Total Current Liabilities	5,482,248	17,338,478

Long-term debt	79,453	698,600
Operating lease	5,812,538	6,176,508
Finance lease	1,221,683	1,593,979
Notes payable	10,508,591	-
Total Liabilities	23,604,513	25,807,565

Preferred stock	-	-
Common stock	1,006	789
Additional paid in capital	42,790,374	36,243,146
Accumulated deficit	(48,168,605)	(43,039,462)
Total Stockholders' Equity (Deficit)	(5,377,225)	(6,795,527)
Total Liabilities and Stockholders' Equity (Deficit)	$18,227,288	$19,012,038

Guerrilla RF, Inc	Three Months Ended June 30		Six Months Ended June 30
Profit and Loss	Unaudited		Unaudited
	2024	2023	2024	2023
Product revenue	$6,109,732	$3,575,312	$11,199,505	$6,615,721
Royalties and non-recur eng.	822	204,022	2,298	394,501
Total	6,110,554	3,779,334	11,201,803	7,010,222

Direct product cost	2,120,281	1,549,881	3,990,956	2,953,226

Gross Profit	3,990,273	2,229,453	7,210,847	4,056,996

Operating Expenses
Research and development	2,412,541	2,652,989	4,664,074	5,239,158
Sales and marketing	1,583,377	1,629,944	2,936,286	2,991,893
General and administrative	1,190,990	1,377,342	2,645,685	2,923,505
Total Operating Expenses	5,186,908	5,660,275	10,246,045	11,154,556

Operating Loss	(1,196,635)	(3,430,822)	(3,035,198)	(7,097,560)

Interest expense	(856,468)	(389,012)	(2,541,255)	(730,869)
Change in fair of derivative liabilities	-	-	158,000	-
Other income (expense)	296,512	(1,248)	289,310	5,929
Total other income(expenses) net	(559,956)	(390,260)	(2,093,945)	(724,940)
Net Loss	$(1,756,591)	$(3,821,082)	$(5,129,143)	$(7,822,500)

Backlog, EBITDA and Adjusted EBITDA Reconciliation

References to “Product backlog” means the amount of product sales that have been committed to by customers, but have not yet been completed, shipped, or invoiced.  The Company's product backlog can be materially impacted by supply chain constraints, a shift in customer ordering patterns whereby customers place orders in anticipation of extended product delivery lead times, or other customer order delivery request modifications.  Furthermore, because the Company partners closely with a number of its customers to produce high-performance, quality components that are often designed into customers’ end products, immediate substitution of the Company’s products is neither typically desired by customers nor necessarily feasible.  As such, the Company has not historically experienced significant order cancellations, and the Company does not expect significant order cancellations in the future.  The Company closely monitors product backlog and its potential impact on the Company’s financial performance.

References to “EBITDA” mean net loss, before considering interest expense, provision for income taxes, depreciation and amortization. References to Adjusted EBITDA excludes irregular or non-recurring items and are not directly related to the Company’s core operating performance. EBITDA and Adjusted EBITDA are not measures of financial performance under U.S. GAAP. Management believes EBITDA and Adjusted EBITDA, in addition to operating profit, net income and other U.S. GAAP measures, are useful to investors to evaluate the Company’s results because they exclude certain items that may, or could, have a disproportionate positive or negative impact on our results for any particular period. Investors should recognize that EBITDA and Adjusted EBITDA might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with U.S. GAAP. A reconciliation of non-U.S. GAAP EBITDA and Adjusted EBITDA to the most directly comparable U.S. GAAP measure in accordance with SEC Regulation G follows:

Guerilla RF, Inc
EBITDA Reconciliation	Q2 2024	Q2 2023
	Unaudited	Unaudited
Net Loss	$(1,756,591)	$(3,821,082)
Interest expense	856,468	389,012
Depreciation and amortization	383,911	423,053
EBITDA	(516,212)	(3,009,017)
Share-based compensation	338,036	330,177
Economic development incentive proceeds	(294,500)	-
Adjusted EBITDA	$(472,676)	$(2,678,840)

About Guerrilla RF, Inc.

Founded in 2013, Guerrilla RF, Inc., develops and manufactures high-performance, state-of-the-art radio frequency (RF) and microwave semiconductors for wireless OEMs in multiple high-growth market segments, including network infrastructure for 5G/4G macro and small cell base stations, SATCOM, cellular repeaters/DAS, automotive telematics, military communications, navigation, and high-fidelity wireless audio. The Company has an extensive portfolio of 100+ high-performance RF and microwave semiconductor devices with 50+ new products in development. As one of the fastest-growing semiconductor firms in the industry, Guerrilla RF drives innovation through its R&D to commercialization initiatives and focuses on product excellence and custom solutions to underserved markets. The Company has shipped over 200 million devices and has repeatedly been included in Inc. Magazine’s annual "Inc. 5000" list. Guerrilla RF has made the top "Inc. 500" list for two years in a row. For more information, please visit https://guerrilla-rf.com or follow the Company on Twitter and LinkedIn.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the Company’s control. Actual results may differ materially from those in the forward-looking statements as a result of several factors, including those described in the Company’s filings with the SEC available at www.sec.gov. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contact

Sam Funchess, VP of Corporate Development

ir@guerrilla-rf.com

+1 336 510 7840